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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

1.   Steelcase Canada Ltd., a Canadian corporation

2.   Steelcase Financial Services Inc., a Michigan corporation

3.   Steelcase Development Corporation, a Michigan corporation

4.   Revest Inc., a Texas corporation

5.   Steelcase SAS, a French corporation

6.   DesignTex Fabrics, Inc., a New York corporation*

7.   Office Details Inc., a Michigan corporation

8.   Attwood Corporation, a Michigan corporation

9.   Brayton International Inc., a North Carolina corporation

10.  IDEO Product Development Inc., a Michigan corporation

11.  J.M. Lynne Co., Inc., a Michigan corporation*

12.  Metropolitan Furniture Corporation, a California corporation

13.  PolyVision Corporation, a New York corporation


* Effective as of February 25, 2002, Design Tex Fabrics, Inc. will be merged with and into J.M. Lynne Co., Inc., a Michigan corporation and a wholly-owned subsidiary of Steelcase Inc. J.M. Lynne Co., Inc. will be the surviving corporation, and will on that same day change its name to The Design Tex Group Inc.